Exhibit 12



                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)



                                                                          Nine Months Ended
                                                                         September 30, 2000
                                                                         ------------------

Earnings

     Income before income taxes, extraordinary                                    $  228.8
       charges and cumulative effect of change
       in accounting principle

     Interest expense                                                                 25.1

     Portion of rental expense deemed interest                                        24.6
                                                                                      ----

     Total earnings                                                               $  278.5
                                                                                  ========


Fixed Charges

     Interest expense                                                             $   25.1

     Portion of rental expense deemed interest                                        24.6
                                                                                  --------

     Total fixed charges                                                          $   49.7
                                                                                  ========

Ratio of earnings to fixed charges                                                    5.60
                                                                                      ====
